Exhibit 23.6

April 28, 2023

Hainan Manaslu Acquisition Corp.

B3406, 34F, West Tower,
Block B Guorui Building,

11 Guoxing Avenue, Haikou,

Hainan Province, People’s Republic of China

Members of the Board of Directors:

We hereby consent to the inclusion of our opinion letter, dated November 20, 2022, to the Board of Directors of Hainan Manaslu Acquisition Corp. (“HMAC”) as Annex E to, and to the references to such opinion in, the proxy statement/prospectus relating to the proposed transaction involving Able View Global Inc. and HMAC, which proxy statement/prospectus forms a part of the Registration Statement on Form F-4 of Able View Global Inc. (the “Registration Statement”).

By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under Section 7 of, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ CHFT Advisory and Appraisal Limited

CHFT Advisory and Appraisal Limited